SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 09/30/2015
FILE NUMBER 811-08932
SERIES NO.: 11


74U.     1.   Number of shares outstanding (000's Omitted)
              Investor Shares                 36,500
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Institutional Shares            34,228
              Advisor Shares                   2,949


74V.     1.   Net asset value per share (to nearest cent)
              Investor Shares                  $ 18.35
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Institutional Shares             $ 18.46
              Advisor Shares                   $ 18.37